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                                                                     Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" and to the incorporation by reference of our reports dated November 20, 2009 in this Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A No. 2-99715) of the Van Kampen Tax Free Trust and the related Prospectuses and Statement of Additional Information of the Van Kampen California Insured Tax Free Income Fund, Van Kampen Insured Tax Free Income Fund, Van Kampen Intermediate Term Municipal Income Fund, Van Kampen Municipal Income Fund, and Van Kampen New York Tax Free Income Fund.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
January 27, 2010